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                                                                   Exhibit 99.1


HTE INC.
Integrated Software Solutions for Government and Utilities
1000 Business Center Drive, Lake Mary, FL 32746 -- (407) 304-3235 www.hteinc.com

FOR IMMEDIATE RELEASE
Contact:  Sue Falotico, CFO
(407) 304-3235


                      HTE EVALUATING STRATEGIC ALTERNATIVES
LAKE MARY, FL. - NOVEMBER 22, 2002 - HTE, Inc. (NASDAQ:HTEI), a leading provider of enterprise-wide software solutions for the public sector organizations and utilities worldwide, announced today that as a result of unsolicited indications of interest in business combinations at a premium to current trading prices, HTE has re-engaged Broadview International, LLC to provide strategic financial advice to the company, including evaluating the initial approaches as well as additional proposals from strategic and financial buyers.

As part of this process, Constellation Software, a 10% shareholder of HTE, has filed a form 13-D with the Securities and Exchange Commission describing their preliminary indication of interest to acquire HTE outstanding common shares for $4.50 per share. HTE has received several indications of interest from qualified buyers at prices higher than Constellation's proposed bid of $4.50 per share.

HTE will continue to work with Broadview through the process of exploring available options, including remaining an independent public company to ensure that both near and long-term interests of the shareholders, employees and customers of HTE are best served.

BROADVIEW INTERNATIONAL

Broadview is a leading global M&A advisor and private equity investor focused exclusively on the IT, communications and media industries. The firm's network of nearly 200 employees and its affiliates operate across North America, Europe, Asia and Australia. Broadview International

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provides clients with advice on merger and acquisition transactions, restructuring and strategic private placements. The firm is also an investor in these industries in the US and Europe, through its venture capital affiliate, Kennet Capital, and its late-stage private equity fund, Broadview Capital Partners.

HTE INC.

HTE Inc. has become a proven leader in government information technologies by providing innovative software solutions that perform reliably for more than 2,200 government offices, agencies and utility companies throughout North America. HTE focuses on, "Helping Government Work Better(TM)." The company's products address the wireless computing requirements of a rapidly changing public sector market and support the end-to-end delivery of e-government access to citizens and businesses. Founded in 1981, HTE is headquartered near Orlando, Florida. Additional information is available at www.hteinc.com or by calling HTE Marketing Services at 1.800.727.8088.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are discussed from time to time in reports filed by HTE with the Securities and Exchange Commission, including risks summarized in the latest HTE Annual Report on Form 10-K. HTE undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.


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